VOXX International Corporation Announces Results From Its Fiscal 2013 Annual Meeting Of Stockholders

HAUPPAUGE, N.Y., July 29, 2013 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX), today announced that all corporate proposals were approved at the Company's fiscal 2013 Annual Meeting of Stockholders which was held on July 24, 2013. The items voted upon included the election of Directors and the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending February 28, 2014.

At the meeting, stockholders approved the election of the recommended slate of Directors, including John Shalam, Chairman of the Board, Patrick Lavelle, President and Chief Executive Officer, C. Michael Stoehr, Senior Vice President and Chief Financial Officer, Fred Klipsch, Paul Kreuch, Jr., Ari Shalam, Peter Lesser and Stan Glasgow. Mr. Glasgow, who joins VOXX International's Board for the first time, brings over 40 years' experience in the consumer electronics and computer industries, having worked for Sony Electronics Inc. (USA) since 2001, including two years as Chairman and four years as President. Prior to Sony, Mr. Glasgow was Owner and President of Capetech Sales Inc., founder, COO and President of Capetronic Computer Products Inc., and held various management, sales, engineering and manufacturing positions at GTE and Borg Warner. Stockholders also approved the election of Grant Thornton LLP for the upcoming fiscal year.

The meeting was broadcast through a live teleconference and webcast and a replay is currently available through the Company's website at www.voxxintl.com, under the Investor Relations section

Commenting on the meeting, John Shalam stated, "I would like to congratulate each of our Board members on their re-elections, welcome Stan Glasgow as a Director and once again, I look forward to working with the Grant Thornton team. Our past fiscal year was one of the best in our Company's history, despite the continued concerns for the global economy, and I am truly proud of what we have accomplished. I believe the foundation we have put in place will position VOXX for great things in the years to come, and look forward to the continued contributions from our Board, our management team and all of our worldwide employees."

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company...with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2013.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

SOURCE VOXX International Corporation